                                                                    EXHIBIT 99.1



MEDIA CONTACT:                                         ANALYSTS CONTACT:
Robert (Bob) Kula                                      Thomas Alsborg
Solectron Corporation                                  Solectron Corporation
+1 (408) 935 5405 (U.S.)                               +1 (408) 956 6614  (U.S.)
robertkula@ca.slr.com                                  thomasalsborg@ca.slr.com



           SOLECTRON COMPLETES ACQUISITION OF CENTENNIAL TECHNOLOGIES

             - ACQUISITION ADDS DESIGN, MANUFACTURING AND MARKETING
                   CAPABILITIES FOR PC CARD-BASED PRODUCTS -


For Immediate Release: April 30, 2001


MILPITAS, Calif. -- Solectron Corporation (NYSE: SLR), the world's leading provider of electronics manufacturing and supply-chain management services, announced today that it has completed its acquisition of Centennial Technologies, Inc. (NASDAQ: CENL). Under the terms of the transaction, shareholders of Centennial received 0.542 shares of Solectron stock for each share of Centennial stock. Solectron issued or reserved for issuance approximately 2.96 million shares of Solectron common stock, which shares include the assumption of all Centennial stock options. The transaction was accounted for under the purchase method of accounting and was structured as a tax-free reorganization. Effective May 1, 2001, Centennial will no longer be traded on the NASDAQ National Market.

This acquisition is another step in enabling Solectron to strengthen its Technology Solutions Business Unit, which is headed by Ajay Shah and currently includes SMART Modular Technologies, Inc. and Force Computers, Inc. Solectron and Centennial originally announced the execution of a definitive merger agreement on January 23.

As a result of the transaction, Solectron gained all of Centennial's design, manufacturing and marketing capabilities, which include memory module and memory card solutions based on SRAM and flash technologies for OEMs and end users in multiple markets such as telecommunications, data communications, mobile computing and medical markets.


                                     -more-

In addition, Solectron assumed responsibility for Centennial's manufacturing facility and corporate headquarters in Wilmington, Mass., and all of Centennial's sales and service offices in the United States and United Kingdom.

ABOUT SOLECTRON

Solectron (www.solectron.com), the world's leading supply-chain facilitator, provides a full range of manufacturing and supply-chain management services to the world's premier high-tech electronics companies. Solectron's offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, based in Milpitas, Calif., is the first two-time winner of the Malcolm Baldrige National Quality Award for manufacturing.

ABOUT SMART

SMART Modular Technologies, Inc. is a wholly owned operating company within the Technology Solutions Business Unit of Solectron. SMART, a leading independent manufacturer of memory and I/O products, offers more than 500 products to leading OEMs in the computer, networking and telecommunications industries. The memory product line includes specialty and standard DRAM, Flash memory and SRAM modules and Flash memory cards. The I/O product line includes standard and custom wireless and wireline communications devices and modular I/O sub-systems for client-side and central office applications. SMART operates several specialized manufacturing and design facilities and has access to the worldwide manufacturing operations of Solectron. More information on SMART can be obtained on the Internet at www.smartmodulartech.com.

                                       ###